CONSULTING AGREEMENT

         This CONSULTING AGREEMENT (the "Agreement") is entered into as of the 18th day of February, 2005 (the "Effective Date"), by and between Incentra Solutions, Inc., a Nevada corporation (the "Company") and FGBB, Inc., a Nevada corporation (the "Consultant").

                                   WITNESSETH:

         WHEREAS, the Company, the Consultant, STAR SOLUTIONS of Delaware, Inc., of which the Consultant is a controlling stockholder ("Star") and Incentra Merger Corp., a wholly-owned subsidiary of the Company (the "Merger Sub") have entered into that certain Agreement and Plan of Merger dated as of February 18, 2005 (the "Merger Agreement"), pursuant to which Star would merge with and into Merger Sub, and Merger Sub, as the surviving entity, would change its name to STAR SOLUTIONS of Delaware, Inc. ("Star Solutions");

         WHEREAS, the Company is a leading provider of data protection solutions and services;

         WHEREAS, subject to the terms and conditions of this Agreement, the Company has requested, and the Consultant has agreed, to act as a consultant to the Company for purposes of assisting the Company in connection with the Company's sales and marketing efforts to its customers; and

         WHEREAS, it is a condition precedent to the Closing under the Merger Agreement that the Company enter into this Agreement with the Consultant.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows.

                                    ARTICLE I
                          APPOINTMENT OF THE CONSULTANT

         1.1 APPOINTMENT. The Company hereby engages the Consultant to act as a consultant to the Company for the purpose of providing the Services described below. The Consultant hereby accepts such appointment.

                                   ARTICLE II
                  DUTIES AND RESPONSIBILITIES OF THE CONSULTANT

         2.1 DESCRIPTION OF SERVICES. The Consultant shall provide the following services (collectively, the "Services") to the Company during the Term (as defined below): the Consultant will consult with the Company from time to time in connection with the Company's sales and marketing efforts to its customers.

         2.2 ADDITIONAL DUTIES. At all times when acting pursuant hereto, the Consultant shall (i) comply with all applicable laws; and (ii) consult with the Company prior to providing any oral or written information about the Company to any entities which information has not been pre-approved for such dissemination by the Company.

         2.3 REQUIRED LICENSES. The Consultant shall procure and maintain, at its sole expense, all material licenses which may be required by applicable law to legally perform the Services.

         2.4 RECORDS. The Consultant shall maintain reasonable records of all transactions performed pursuant to this Agreement.

         2.5 EXPENSES INCURRED IN CONNECTION WITH PERFORMANCE OF SERVICES. The Company shall pay or reimburse the Consultant for all travel and other reasonable expenses incurred by the Consultant or its employees or agents in the course of performing Services under this Agreement, PROVIDED HOWEVER, that the Company shall have no obligation to pay or reimburse the Consultant for such expenses unless such expenses have been authorized in writing in advance by the Company. The Company shall pay against any invoices submitted by the Consultant for such expenses within thirty (30) days from the date on which the Company receives such invoice. Appropriate receipts and a written description must support all expenses for which reimbursement is sought.

                                   ARTICLE III
                   DUTIES AND RESPONSIBILITIES OF THE COMPANY

         3.1 PROVISION OF INFORMATION TO THE CONSULTANT. The Company shall provide the Consultant with all materials and information the Consultant reasonably requires in order to provide the Services under this Agreement.

         3.2 PAYMENT. The Company shall pay to the Consultant the compensation set forth in Article V of this Agreement in the manner provided for in such Article.

                                   ARTICLE IV
                              TERM AND TERMINATION

         4.1 TERM. The term of this Agreement (the "Term") shall be for a period of two (2) years, commencing on February __, 2005 and ending on February __, 2007.

         4.2 TERMINATION. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Consultant prior to expiration of the Term upon ten (10) days written notice to the Company, or (ii) by either party on a material breach of this Agreement by the other party if such default is not cured within ten
(10) days after written notice is given to the breaching party. For purposes of this provision, the term "material breach" shall not include any matters arising from or related to the quality or frequency of the Services to be performed by the Consultant hereunder.

         4.3 EFFECT OF TERMINATION. In the event that this Agreement is terminated, then this Agreement shall forthwith become void and have no further effect, without any liability or obligation on the part of the Company or the Consultant except as follows: Notwithstanding anything contained in this Agreement, (i) if this Agreement is terminated by Consultant, the Company shall pay the unpaid amount of the Consulting Fee prorated from the commencement

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

date through the date of termination and unpaid expenses of the Consultant properly incurred under this Agreement through the termination date; and (ii) nothing herein shall relieve any party from any liability (in contract, tort or otherwise, and whether pursuant to an action at law or in equity) for any breach by such party of any of its covenants or agreements in this Agreement.

                                    ARTICLE V
                                  COMPENSATION

         5.1 COMPENSATION. As compensation for the Services rendered on behalf of the Company by the Consultant hereunder, the Consultant shall receive a consulting fee in connection with the provision of Services hereunder in the amount of Five Hundred Thousand Dollars ($500,000.00) (the "Consulting Fee").

         5.2 TIME OF PAYMENTS. The Consulting Fee shall be paid to the Consultant in twenty four (24) equal consecutive monthly installments of Twenty Thousand Eight Hundred Thirty Three and 33/100 Dollars ($20,833.33) each. Each monthly installment of the Consulting Fee shall be due and payable in arrears without notice, demand, deduction, withholding or setoff on or prior to the fifth (5th) day of each calendar month during the Term, commencing on March 5, 2005 and ending on February 5, 2007.

                                   ARTICLE VI
                        OWNERSHIP OF THE COMPANY RECORDS

                  All records of the Company shall be and remain at all times the property of the Company; provided however, that the Consultant shall be entitled to copies of documents related to this Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1 INDEPENDENT CONTRACTOR STATUS. It is specifically recognized and agreed that the Services of the Consultant are those of an independent contractor with respect to the Company. Nothing contained in this Agreement shall be construed to create a joint venture, partnership, association, or other affiliation or like relationship between the parties. In no event shall either party be liable for the debts or obligations of the other. The Consultant understands and agrees that: (i) the Consultant will not be treated as an employee of the Company for federal tax or other purposes; (ii) the Company will not withhold on behalf of the Consultant any sums for income tax, unemployment insurance, or social security; and (iii) all of such payments, withholding obligations and benefits, shall be the sole responsibility of the Consultant. Consultant shall defend and hold the Company harmless from any and all tax or withholding obligations arising out of Consultant's failure to pay taxes or withholdings as required under this Agreement.

         7.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to principles of conflict of laws).

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

         7.3 AMENDMENTS. This Agreement may not be amended, altered or modified except by a writing signed by all parties hereto.

         7.4 WAIVER. Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties. Any such waiver or failure to insist upon compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         7.5 SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If the scope or duration of any covenant contained in this Agreement is deemed unreasonable by a court of law with appropriate jurisdiction, the parties agree that the court may modify the Agreement to make it conform to law.

         7.6 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Consultant:      FGBB, Inc.
                           910 Seasage Drive
                           Delray Beach, FL 33483
                           Fax No. (561) 208-3953
                           Attention:  Alfred Curmi

                           with a copy (which shall not constitute notice pursuant to this Section 7.6) to:

                           David Bates, Esq.
                           Gunster, Yoakley & Stewart, P.A.
                           777 South Flagler Drive
                           Suite 500, East Tower
                           West Palm Beach, FL  33401
                           Fax No. (561) 655-5677

If to the Company:         Incentra Solutions, Inc.
                           1140 Pearl Street
                           Boulder, Colorado  80302
                           Fax No.: (303) 440-7114
                           Attention: Thomas P. Sweeney III

                           with a copy (which shall not constitute notice pursuant to this Section 7.6 to:

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

                           Reed Guest, Esq.
                           94 Underhill Road
                           Orinda, CA 94563
                           Fax No.: (925) 254-9226

or to such other address as either party shall have furnished to the other in writing in accordance herewith. A notice shall be deemed received upon hand delivery, upon telephone confirmation of receipt of the facsimile, three (3) days after posting in United States Mail or one (1) day after dispatch by overnight courier.

         7.7 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the non-assigning party.

         7.8 ATTORNEYS FEES. In any litigation, action, suit or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' fees and disbursements incurred by such party in connection therewith, including fees and disbursements in bankruptcy, insolvency, regulatory and appellate proceedings.

         7.9 RECITALS. The above recitals are true and correct and are incorporated herein by reference.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year indicated below.

                                  INCENTRA SOLUTIONS, INC.,
                                  a Nevada corporation

                                  By: /s/Thomas P. Sweeney III
                                     -----------------------------------------
                                  Thomas P. Sweeney III, Chief Executive Officer

                                  FGBB, INC.,
                                  a Nevada corporation

                                  By: /s/Alfred Curmi
                                     -------------------------------------------
                                  Alfred Curmi, President

MIAMI 406249.3
2/15/05

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